Exhibit 99.2

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ENTERS INTO CONTRACT
TO ACQUIRE GROCERY-ANCHORED SHOPPING CENTER FOR $9.4 MILLION

•	Acquisition will expand Wheeler’s geographic footprint to 8 locations in South Carolina.

•	Property is anchored by national tenants Bi-Lo and Dollar Tree.

•	Center is 100% leased.

Virginia Beach, VA – February 13, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has entered into a contract to acquire Butler Square, a 82,400 square foot shopping center located in Mauldin, South Carolina. The Company will purchase the property for $9.4 million, or approximately $114 per square foot, using a combination of cash and bank debt.

Jon S. Wheeler, the Company’s Chairman and Chief Executive Officer, commented, “Butler Square is a strong example of the assets in our property portfolio. The center is 100% leased and has national tenants, Bi-Lo and Dollar Tree, as anchors. Butler Square is located in Greenville County, one of the fastest growing communities in South Carolina and the North American headquarters of several major corporations. We are very pleased to enter into this contract to acquire Butler Square. We expect the property to be immediately accretive to the Company’s earnings and view this acquisition as another opportunity to demonstrate how we acquire ‘necessity-based’ retail focused properties located in growing secondary and tertiary markets. We are excited that our regional office in Charleston will primarily handle the leasing and management services of this property and are confident that the office’s close proximity will further contribute to an increase in value for our shareholders.”

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) signs contract to acquire Butler Square, a shopping center located in Mauldin, SC.

Butler Square – Mauldin, South Carolina
Built in 1987 and renovated in 2011, Butler Square is an 82,400 square foot grocery-anchored shopping center. The center is leased by nationally, regionally and locally known tenants that include Bi-Lo, Dollar Tree, Cato Fashions and Sally Beauty Supplies.

The center is located in Mauldin, South Carolina on West Butler Road, which averages 24,000 vehicles a day with immediate access to U.S. Route 276, a 104 mile US Interstate highway that runs from Mauldin, South Carolina to Cove Creek, North Carolina. The center is approximately 6 miles southeast of Greenville Downtown Airport and approximately 12.6 miles south of Greenville-Spartanburg International Airport.

Location / Demographic Information
Mauldin is a city in Greenville County, South Carolina and is the principal city of the Greenville–Mauldin–Easley Metropolitan Statistical Area. Greenville has a population of 61,397 and is the headquarters for several major corporations which include Caterpillar Inc. and Michelin. The 3M Company and Honeywell also operate facilities in the area.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated closing of the acquisition, the anticipated profitability of such acquisitions and the value anticipated to be added through local management are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com